                                           Rule 424(b)5
                                           Registration Statement No.  333-21589



PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 19, 1997)

$500,000,000

CHRYSLER CORPORATION LOGO

7.40% DEBENTURES DUE 2097

The 7.40% Debentures due 2097 (the "Debentures") of Chrysler Corporation ("Chrysler" or the "Company") being offered hereby will mature on August 1, 2097. Interest on the Debentures is payable semiannually in arrears on February 1 and August 1 of each year, commencing February 1, 1998. On or after August 1, 2087, the Debentures will be redeemable as a whole or in part, at the option of the Company from time to time, at a redemption price equal to 100% of the principal amount thereof plus accrued interest on the principal amount being redeemed to the date of redemption. In addition, prior to August 1, 2087, the Debentures will be redeemable as a whole or in part, at the option of the Company from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined herein) plus 20 basis points, together in either case with accrued interest to the date of the redemption. Upon the occurrence of a Tax Event (as defined herein), the Company will have the right (x) to shorten the maturity of the Debentures to the extent required so that the interest paid on the Debentures will be deductible for United States federal income tax purposes or (y) under certain circumstances to redeem the Debentures in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis at the Treasury Rate plus 35 basis points, together in either case with accrued interest to the date of redemption. See "Description of Debentures -- Optional Redemption" and "-- Conditional Right to Shorten Maturity".

The Debentures will be represented by one or more Global Securities registered in the name of a nominee of The Depository Trust Company, as Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided in the accompanying Prospectus, individual Debentures will not be issued. See "Description of Debt Securities -- Global Securities" in the accompanying Prospectus. Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. See "Description of Debentures -- Book-Entry System" and "-- Same-Day Settlement and Payment".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                                                      Price to     Underwriting    Proceeds to
                                                     Public(1)       Discount     Company(1)(2)
Per Debenture...................................    99.914%        1.000%         98.914%
Total...........................................    $499,570,000   $5,000,000     $494,570,000
-----------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from July 18, 1997 to the date of delivery.
(2) Before deducting expenses payable by Chrysler estimated to be $500,000.

The Debentures are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the right of the Underwriters to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Debentures will be made in book-entry form through the facilities of The Depository Trust Company on or about July 18, 1997.

SALOMON BROTHERS INC
        CHASE SECURITIES INC.
                 CREDIT SUISSE FIRST BOSTON
                          GOLDMAN, SACHS & CO.
                                  MERRILL LYNCH & CO.
                                         J.P. MORGAN & CO.
                                               MORGAN STANLEY DEAN WITTER

The date of this Prospectus Supplement is July 15, 1997.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES, INCLUDING PURCHASES OF THE DEBENTURES TO STABILIZE THEIR MARKET PRICES, PURCHASES OF THE DEBENTURES TO COVER SOME OR ALL OF A SHORT POSITION IN THE DEBENTURES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for Chrysler and its consolidated subsidiaries for the periods indicated.

SIX MONTHS ENDED
     JUNE 30            YEARS ENDED DECEMBER 31
-----------------   --------------------------------
 1997      1996     1996   1995   1994   1993   1992
-------   -------   ----   ----   ----   ----   ----
 4.68x     5.79x    5.51x  3.45x  5.52x  3.62x  1.48x

     For purposes of computing the ratios of earnings to fixed charges, earnings are determined by adding back fixed charges to earnings from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than 50% owned affiliates. Fixed charges consist of interest expense, credit line commitment fees and the interest portion of rent expense.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures will be used for general corporate purposes, including the payment on August 7, 1997 of a portion of the redemption price (aggregating approximately $526 million) of the Company's outstanding 10.40% Notes due 1999 and 10.95% Debentures due 2017.

                           DESCRIPTION OF DEBENTURES

     The following description of the particular terms of the Debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Debentures will be limited to an aggregate principal amount of $500,000,000 and will mature on August 1, 2097. The Debentures will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Debentures will bear interest at the rate per annum set forth on the cover page of this Prospectus Supplement from July 18, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually in arrears on February 1 and August 1 of each year, beginning February 1, 1998, to the persons in whose names the Debentures are registered at the close of business on January 15 or July 15, as the case may be, next preceding such Interest Payment Date. The Debentures will be subject to defeasance as provided in "Description of Debt Securities -- Defeasance" in the accompanying Prospectus. Principal of and interest on the Debentures will be payable (and the Debentures may be presented for repayment) at the office or agency of the Company maintained for such purposes in Chicago, Illinois. Payment of the purchase price of each Debenture may be made, and the payment of the principal of and interest on the Debentures will be made, only in U.S. dollars. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the accompanying Prospectus, individual Debentures will not be issued. See "Description of Debt Securities -- Global Securities" in the accompanying Prospectus. See the Prospectus for a further description of the Trustee and the Debentures, including the covenants, modification provisions and event of default provisions relating to the Debentures.

CONDITIONAL RIGHT TO SHORTEN MATURITY

     Chrysler intends to deduct interest paid on the Debentures for United States federal income tax purposes. However, there have been proposed tax law changes over the past year that, among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, there can be no assurance that similar legislation affecting Chrysler's ability to deduct interest paid on the Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

     Upon the occurrence of a Tax Event (as defined below), Chrysler will have the right to shorten the maturity of the Debentures to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the Debentures will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company, after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that Chrysler would not exercise its right to shorten the maturity of the Debentures upon the occurrence of such a Tax Event or as to the period by which such maturity would be shortened. In the event that Chrysler elects to exercise its right to shorten the maturity of the Debentures on the occurrence of a Tax Event, Chrysler will mail a notice of shortened maturity to each Holder of the Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Debentures. Such notice shall be effective immediately upon mailing.

     The Company believes that the Debentures should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Debentures would not be a taxable event to Holders for such purposes. Prospective investors should be aware, however, that Chrysler's exercise of its right to shorten the maturity of the Debentures will be a taxable event to Holders for United States federal income tax purposes if the Debentures are treated as equity for United States federal income tax purposes before the maturity is shortened, assuming that the Debentures of shortened maturity are treated as debt for such purposes.

     "Tax Event" means that Chrysler shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of
(a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after July 15, 1997, there is more than an insubstantial increase in the risk that interest paid by Chrysler on the Debentures is not, or will not be, deductible, in whole or in part, by Chrysler for United States federal income tax purposes.

OPTIONAL REDEMPTION

     On or after August 1, 2087, the Debentures will be redeemable as a whole or in part, at the option of the Company from time to time, on not less than 30 or more than 60 days' notice mailed to Holders thereof, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, together with accrued interest on the principal amount being redeemed to the date of redemption.

     In addition, prior to August 1, 2087, the Debentures will be redeemable as a whole or in part, at the option of the Company from time to time, on not less than 30 or more than 60 days' notice mailed to Holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

     In addition, if a Tax Event occurs and in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the Debentures, be more than an insubstantial risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Debentures in whole (but not in part), on not less than 30 or more than 60 days' notice mailed to Holders of the Debentures, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Salomon Brothers Inc, Chase Securities Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Debenture to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     On and after the redemption date, interest will cease to accrue on the Debentures or any portion thereof called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Debentures to be redeemed on such date. If less than all the Debentures are to be redeemed, the Debentures to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

BOOK-ENTRY SYSTEM

     The Debentures will be represented by one or more Global Securities registered in the name of the nominee of the Depositary. Each Global Security will be issued in a denomination equal to the outstanding Debentures represented thereby and will be held by or on behalf of the Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided in the accompanying Prospectus, Debentures in definitive form will not be issued.

     The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to the Global Securities representing the Debentures is set forth in the accompanying Prospectus under "Description of Debt Securities -- Global Securities". The Depositary has confirmed to the Company, the Underwriters and the Trustee for the Debentures that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds or the equivalent.

     The Debentures will clear in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures that is effected through the Depositary will therefore be required by the Depositary to settle in immediately available funds.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement dated July 15, 1997 (the "Underwriting Agreement") among Chrysler and the Underwriters named below (the "Underwriters"), Chrysler has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite its name below.

                                                                PRINCIPAL AMOUNT
                        UNDERWRITER                              OF DEBENTURES
                        -----------                             ----------------
Salomon Brothers Inc .......................................      $ 71,428,574
Chase Securities Inc. ......................................        71,428,571
Credit Suisse First Boston Corporation......................        71,428,571
Goldman, Sachs & Co. .......................................        71,428,571
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................        71,428,571
J.P. Morgan Securities Inc. ................................        71,428,571
Morgan Stanley & Co. Incorporated...........................        71,428,571
                                                                  ------------
     Total..................................................      $500,000,000
                                                                  ============

     In the Underwriting Agreement the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Debentures offered hereby if any Debentures are purchased.

     Chrysler has been advised by the Underwriters that the Underwriters propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of 0.60% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of 0.25% of the principal amount of the Debentures. After the initial public offering, the public offering price and such concessions may be changed from time to time.

     The Debentures will not have an established trading market when issued. The Debentures will not be listed on any securities exchange. The Underwriters may make a market in the Debentures, but the Underwriters are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance as to the development or liquidity of a trading market for any Debentures.

     The Underwriting Agreement provides that Chrysler will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Debentures. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase Debentures for the purpose of stabilizing their market price. The Underwriters also may create a short position for their respective accounts by selling more Debentures in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Debentures in the open market following completion of this offering to cover all or a portion of such short position. In addition, Salomon Brothers Inc, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements between the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this offering) for the account of the Underwriters, the selling concession with respect to Debentures that are distributed in this offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Debentures at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     An affiliate of Chase Securities Inc. is administrative agent and a lender under certain lending facilities of the Company and its affiliates and otherwise engages, and may in the future engage, in general financing and banking transactions with the Company and its affiliates.

                                 LEGAL MATTERS

     The validity of the Debentures will be passed upon for Chrysler by William
J. O'Brien, Vice President, General Counsel and Secretary of the Company, and for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

PROSPECTUS

$1,500,000,000

CHRYSLER CORPORATION

DEBT SECURITIES
Chrysler Corporation ("Chrysler" or the "Company") intends to issue from time to time in one or more series its debt securities consisting of unsecured and unsubordinated debentures, notes, bonds and/or other evidences of indebtedness (the "Debt Securities") having an aggregate initial public offering price or purchase price of up to $1,500,000,000. The Debt Securities will be offered on terms to be determined at the time of sale.

The Debt Securities of a series may be issuable as individual securities in registered form without coupons ("Certificated Securities") or as one or more global securities in registered form (each, a "Global Security").

The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, premium, rate (which may be fixed or variable) and time of payment of interest, terms for redemption, terms for sinking fund payments, initial public offering price, and any other terms of the Debt Securities in respect of which this Prospectus is being delivered, will be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement").

Chrysler may offer and sell Debt Securities directly to purchasers, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters or through agents designated from time to time. See "Plan of Distribution". If underwriters or agents are involved in the sale of any Debt Securities the names of such agents or underwriters will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in the sale of any Debt Securities, the discount, commission or purchase price, respectively, will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement. The net proceeds to Chrysler from such sale also will be set forth in the applicable Prospectus Supplement. This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is February 19, 1997.

                             AVAILABLE INFORMATION

     Chrysler is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission:
Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and such material is contained on the worldwide web site maintained by the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Chrysler can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Midwest Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 618 South Spring Street, Los Angeles, California 90014, and 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

     Chrysler has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included or incorporated by reference in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus, any Prospectus Supplement or in any document incorporated herein or therein as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to, or incorporated by reference in, the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Chrysler and the Debt Securities, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Chrysler's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, which was previously filed with the Commission pursuant to the Exchange Act (File No. 1-9161), is incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO: ASSISTANT SECRETARY, CHRYSLER CORPORATION, 1000 CHRYSLER DRIVE, AUBURN HILLS, MICHIGAN 48326-2766 (TELEPHONE: (810) 512-3992).

                            ------------------------

                              CHRYSLER CORPORATION

     Chrysler operates in two principal industry segments: automotive operations and financial services. Automotive operations include the research, design, manufacture, assembly and sale of cars, trucks and related parts and accessories. Substantially all of Chrysler's automotive products are marketed through retail dealerships, most of which are privately owned and financed. Financial services include the operations of Chrysler Financial Corporation and its consolidated subsidiaries ("CFC"), which are engaged principally in providing consumer and dealer automotive financing for Chrysler's products. Chrysler also participates in short-term vehicle rental activities through certain of its subsidiaries (the "Car Rental Operations").

     Chrysler manufactures, assembles and sells cars and trucks under the brand names Chrysler, Dodge, Plymouth, Eagle and Jeep(R), and related automotive parts and accessories, primarily in the United States, Canada and Mexico ("North America"). Passenger cars are offered in various size classes and models. Chrysler produces trucks in pickup, sport-utility and van/wagon models, which constitute the largest segments of the truck market. Chrysler also purchases and distributes certain passenger cars manufactured in the United States by Mitsubishi Motors Corporation's ("MMC's") subsidiary, Mitsubishi Motors Manufacturing of America.

     Although Chrysler currently sells most of its vehicles in North America, Chrysler also participates in other international markets through its wholly-owned subsidiaries located in Argentina, Brazil, Taiwan, Korea, Italy, France and Venezuela, through a majority-owned distributor in Japan, through a joint venture in Austria and through minority-owned affiliates located in China, Egypt and Thailand. Chrysler sells vehicles and parts, and provides related services, to independent distributors and dealers in various other markets throughout the world.

     Chrysler's strategy is to focus on its core automotive business. As part of this strategy, Chrysler has sold certain assets and businesses that are not related to its core automotive business, and is exploring the sale of other such assets and businesses in the near term.

     CFC, Chrysler's wholly owned subsidiary, is a financial services organization that provides retail and lease financing for vehicles, dealer inventory and other financing needs, dealer property and casualty insurance and dealership facility development and management primarily for Chrysler dealers and their customers.

     Through its Pentastar Transportation Group, Inc. subsidiary, Chrysler owns Thrifty Rent-A-Car System, Inc. ("Thrifty") and Dollar Rent A Car Systems, Inc. ("Dollar"). Both Thrifty and Dollar are engaged in leasing vehicles to independent businesses they have licensed to use their trade names, systems and technologies in the daily rental of cars for business, personal and leisure use. They also maintain and operate a number of their own locations.

     Chrysler was incorporated under the laws of the State of Delaware on March 4, 1986, and is the surviving corporation following mergers with a number of its operating subsidiaries, including Chrysler Motors Corporation which was originally incorporated in 1925. Chrysler's principal executive offices are located at Chrysler World Headquarters, 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766. The telephone number of those offices is (810) 576-5741.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for Chrysler and its consolidated subsidiaries for each of the last five years.

       YEARS ENDED DECEMBER 31
-------------------------------------
1996    1995    1994    1993    1992
----    ----    ----    ----    ----
5.51x   3.45x   5.52x   3.62x   1.48x

     For purposes of computing the ratios of earnings to fixed charges, earnings are determined by adding back fixed charges to earnings from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than 50% owned affiliates. Fixed charges consist of interest expense, credit line commitment fees and the interest portion of rent expense.

                                USE OF PROCEEDS

     Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to Chrysler's general corporate funds and used for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued pursuant to an indenture dated as of March 1, 1985 between Chrysler and Manufacturers Hanover Trust Company, which has been succeeded by State Street Bank and Trust Company as successor Trustee (the "Trustee"), as supplemented from time to time by supplemental indentures (such indenture as so supplemented being hereafter referred to as the "Indenture"). A copy of the Indenture has been filed with the Commission and is incorporated by reference as part of this Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Numerical references in parentheses below are to sections of the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made and the statement is qualified in its entirety by such reference.

GENERAL

     Debt Securities offered by this Prospectus will be limited to an aggregate initial public offering price or purchase price of up to $1,500,000,000. The Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. (Section 301)

     The Debt Securities will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company.

     Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable: (i) the designation of such Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (iii) the date or dates on which, and the place or places where, the principal, and premium, if any, of such Debt Securities is payable; (iv) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest; (v) the date from which such interest on such Debt Securities will accrue, the dates on which such interest will be payable, the related record date and the date on which payment of such interest will commence; (vi) the periods within or dates on which and the price or prices at which such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or required repayment;
(vii) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; (viii) the terms on which interests in a Global Security, if any, may be exchanged for individual Debt Securities of the series; and (ix) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

     The Debt Securities of a series may be issuable as Certificated Securities or may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities". Unless the Prospectus Supplement relating thereto specifies otherwise, Certificated Securities will be issued only in denominations of $1,000 or any integral multiples thereof. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

     At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Certificated Securities of any series will be exchangeable into an equal aggregate principal amount of Certificated Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. (Section 305)

     Debt Securities may be presented for exchange, and Certificated Securities may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in registered form only and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303, 304 and 305)

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amount of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or such agent or agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole Holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities and will not be considered the Holders thereof under the Indenture.

     Payments of principal of, premium, if any, and interest on individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the Global Security. None of the Company, the Trustee for such Debt Securities, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name", and will be the responsibility of such participants.

     The Depositary will take any action permitted to be taken by a Holder of Debt Securities only at the direction of one or more participants to whose accounts interests in the Global Securities are credited and only in respect of such portion of the aggregate principal amount of Debt Securities as to which such participant or participants has or have given such direction.

     If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive individual Debt Securities of such series in definitive form in exchange for such beneficial interest. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued as Certificated Securities in denominations, unless otherwise specified by the Prospectus Supplement relating thereto, of $1,000 and integral multiples thereof. (Section 305)

PAYMENT AND PAYING AGENTS

     Payment of principal of, and premium, if any, on Debt Securities will be made against surrender of such Debt Securities at the Corporate Trust Office of The First National Bank of Chicago in Chicago, Illinois. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest payment. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Corporate Trust Office of The First National Bank of Chicago in Chicago, Illinois, or, at the option of the Company, by check mailed to the address of, or by wire transfer to an account designated by, the Holder entitled thereto as such address or account is shown in the Security Register. (Sections 307 and 1001)

     The Company may terminate the appointment of any of the paying agents from time to time. (Section 1002)

     All moneys paid by the Company to a paying agent for the payment of principal of, or premium, if any, or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security will thereafter look only to the Company for payment thereof. (Section 1003)

RESTRICTIVE COVENANTS

     Limitation on Liens. Chrysler will not, and it will not permit any subsidiary to, guarantee or suffer to exist any indebtedness for borrowed money secured by a mortgage, pledge or other security interest or title retention agreement ("Mortgage") on any Principal Domestic Automotive Plant, or on any shares of stock of or indebtedness of any subsidiary which owns or leases a Principal Domestic Automotive Plant, without effectively securing or causing such subsidiary to secure the Debt Securities equally and ratably with (or prior to) such secured indebtedness, unless after giving effect thereto the aggregate amount of all such indebtedness so secured together with all Attributable Debt of the Company and its subsidiaries in respect of sale and leaseback transactions involving Principal Domestic Automotive Plants (except sale and leaseback transactions the proceeds of which are applied to the retirement of Funded Debt) would not exceed 10% of Consolidated Net Worth. This restriction will not apply to indebtedness secured by (a) Mortgages identified in the Indenture and that were existing on December 31, 1984, (b) Mortgages on property of, or on any shares of stock or indebtedness of, any corporation existing at the time such corporation becomes a subsidiary, (c) Mortgages in favor of Chrysler or a subsidiary, (d) Mortgages in favor of governmental bodies to secure progress, advance or other payments, (e) Mortgages on property existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money Mortgages (including construction cost financing), and (f) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (e), inclusive if such extension, renewal or replacement Mortgage is limited to all or part of the property securing the prior Mortgage. (Section 1004)

     "Principal Domestic Automotive Plant" is defined to include any real or personal property constituting a significant part of any automotive and related manufacturing or assembly plant owned or leased by Chrysler or a subsidiary and located within the United States if the gross book value of all real property included in such plant exceeds 0.5% of Consolidated Net Worth and more than 75% in value of its total production, determined in the manner and for the period specified in the Indenture, consists of cars or trucks or parts, material or accessories therefor. (Section 101)

     "Attributable Debt" is defined to mean the total net amount of rent (discounted at the rate per annum equal to the simple average of the interest rates borne by all series of Debt Securities outstanding under the Indenture compounded annually) required to be paid during the remaining term of any lease, exclusive of certain charges. (Section 101)

     "Funded Debt" is defined to mean all debt which by its terms is payable or, at Chrysler's option, may be paid more than 12 months after the date of the most recent consolidated balance sheet. (Section 101)

     "Consolidated Net Worth" is defined to mean the total of (a) the par value (or stated value on the books of Chrysler) of the capital stock of Chrysler, (b) the additional paid-in capital of Chrysler, (c) minority interests in subsidiaries, plus (d) retained earnings (or minus accumulated deficit) of Chrysler and its subsidiaries, minus (e) the purchase cost of any capital stock of Chrysler acquired by it and held as treasury stock, and plus or minus, as the case may be, (f) any separate component of equity not described in (a) through
(e) of this definition and recorded by Chrysler in its equity account in accordance with generally accepted accounting principles, all as set forth on the most recent consolidated balance sheet of Chrysler and its subsidiaries. (Section 101)

     Limitation on Sales and Leasebacks. Neither Chrysler nor any subsidiary may enter into any sale and leaseback transaction with any lender or investor involving any Principal Domestic Automotive Plant which has been owned or operated by Chrysler or such subsidiary for more than 150 days unless (a) Chrysler or such subsidiary could mortgage such property in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities, or (b) Chrysler, within 150 days, applies to the retirement of Debt Securities or other Funded Debt an amount not less than the greater of (i) the net proceeds of the sale of the Principal Domestic Automotive Plant leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Automotive Plant so leased. This restriction will not apply to any sale and leaseback transaction (a) between Chrysler and a subsidiary or between subsidiaries or (b) involving the taking back of a lease for a period of three years or less. (Section 1005)

     Chrysler will be required to furnish to the Trustee annually an officers' certificate to the effect that to the best knowledge of the signatories Chrysler is not in default in the performance and observance of the foregoing restrictive covenants or, if Chrysler is in default, specifying such default. (Section 1006)

     Merger, Consolidation and Transfer or Lease of Assets. Chrysler may not consolidate with or merge into any corporation, or transfer or lease its property and assets substantially as an entirety to any Person or permit any Person to consolidate with or merge into or transfer or lease its assets substantially as an entirety to Chrysler, unless (i) if Chrysler shall consolidate or merge with, or transfer or lease its property or assets to, a corporation or a Person, the successor corporation, transferee or lessee is a corporation organized under the laws of the United States or any state or political subdivision thereof, and it assumes all the obligations of Chrysler under the Debt Securities and the Indenture and (ii) after giving effect to such transaction and treating indebtedness which becomes an obligation of the Company or a subsidiary in connection therewith as having been incurred at the time of such transaction, no event that is, or with notice or lapse of time would become, an Event of Default under the Indenture would exist. (Section 801)

DEFEASANCE

     Chrysler may terminate certain of its obligations under the Indenture with respect to the Debt Securities of any series, including its obligations to comply with the covenants described under the heading "Restrictive Covenants" above, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or Government Obligations sufficient to pay the principal of, and premium, if any, and interest on the Debt Securities of such series to maturity. Such deposit and termination is conditioned upon Chrysler's delivery of an opinion of independent counsel that
(a) the holders of the Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination and (b) if listed on the New York Stock Exchange, the Debt Securities of such series will not be delisted as a result of the exercise of this option. Such termination will not relieve Chrysler of its obligation to pay when due the principal of or interest on the Debt Securities if the Debt Securities are not paid from the money or Government Obligations held by the Trustee for the payment thereof. (Section 1301)

EVENTS OF DEFAULT, WAIVER AND NOTICE

     Events of default with respect to any series of Debt Securities are defined in the Indenture as being: (a) default for 30 days in payment of interest on any Debt Security of such series, or default in payment of principal of or premium, if any, on any Debt Security of such series when due; (b) default in the deposit of any sinking fund payment on any Debt Security of such series when due; (c) default for 90 days after notice to Chrysler by the Trustee or by the holders of 10% in principal amount of Debt Securities of such series then outstanding in performance of any other covenant in the Indenture; (d) acceleration of the maturity of any indebtedness for money borrowed by Chrysler of $5,000,000 or more at the time outstanding, if such acceleration is not rescinded or annulled within 10 days after notice by the Trustee or the holders of 10% in principal amount of the Debt Securities of such series then outstanding; and (e) certain events of bankruptcy, insolvency and reorganization. (Section 501) The Indenture provides that if an event of default specified therein with respect to any series of Debt Securities shall occur and be continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all Debt Securities of such series to be due and payable. (Section 502) The holders of a majority in principal amount of any series of Debt Securities then outstanding may on behalf of the holders of all Debt Securities of such series waive any past default or event of default with respect to Debt Securities of such series except a default not theretofore cured in payment of the principal of or premium, if any, or interest on any Debt Securities of such series or in respect of a covenant or provision of the Indenture which cannot be modified or amended by a supplemental indenture without the consent of the holder of each outstanding Debt Security of each series affected (see "Modification and Waiver"). (Sections 502 and 513)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default with respect to any series of Debt Securities to act with the required standard of care, to be indemnified by the holders of the Debt Securities of such series before proceeding to exercise any right or power under the Indenture at the request of such holders. (Section 603) The Indenture provides that no holder of Debt Securities of any series may institute any proceeding, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee, for 60 days, to act after the Trustee has been given (x) notice of default with respect to the Debt Securities of such series,
(y) a request to enforce the Indenture by the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding and (z) an offer of reasonable indemnity. (Section 507) This provision will not prevent any holder of Debt Securities from enforcing payment of the principal thereof and premium, if any, and interest thereon at the respective due dates thereof. (Section 508) The holders of a majority in aggregate principal amount of any series of Debt Securities then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to Debt Securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that would be unjustly prejudicial to holders of Debt Securities of such series not joining therein. (Section 512)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities known to it, give to the holders of Debt Securities of such series notice of such default if not cured or waived, but, except in the case of a default in the payment of principal of or interest on Debt Securities of such series, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the holders of Debt Securities of such series. (Section 602)

MODIFICATION AND WAIVER

     The Indenture permits Chrysler and the Trustee, with the consent of the holders of 66 2/3% in principal amount of each series of Debt Securities at the time outstanding thereunder and affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of Debt Securities of each such series, except that no such supplemental indenture may, without the consent of the holders of each affected series of Debt Securities, (a) change the maturity of Debt Securities of such series or any installment of interest thereon or reduce the principal amount thereof or premium, if any, or interest thereon, or (b) reduce the aforesaid percentage of Debt Securities of such series, the consent of the holders of which is required for any such supplemental indenture. Compliance by Chrysler with certain restrictive covenants may be waived in particular cases with the consent of the holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby. (Sections 902 and 1007)

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company, the Trustee, currently has its corporate trust office at Two International Place, 4th Floor, Boston, Massachusetts 02110. Any notice to or demand upon the Trustee with respect to the Debt Securities of any series or the Indenture may be served upon the Trustee at its corporate trust office. The Trustee will provide the holders of the Debt Securities of any series with prior written notice of any change in the address of such office. The Trustee is also trustee under an indenture dated as of July 15, 1987 between it and the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Debt Securities, including the names of any underwriters, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and the other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     If underwriters are used in the sale, Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     Any underwriters, dealers or agents participating in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resales of Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by William J. O'Brien, Esq., Vice President, General Counsel and Secretary of Chrysler. Mr. O'Brien owns and holds options to purchase shares of Common Stock of Chrysler.

                                    EXPERTS

     The consolidated financial statements of Chrysler as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus by reference from Chrysler's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CHRYSLER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS

                                         PAGE
                                         ----
            PROSPECTUS SUPPLEMENT
Ratio of Earnings to Fixed Charges...     S-3
Use of Proceeds......................     S-3
Description of Debentures............     S-3
Underwriting.........................     S-6
Legal Matters........................     S-7
                 PROSPECTUS
Available Information................       2
Incorporation of Certain Documents by
  Reference..........................       2
Chrysler Corporation.................       3
Ratio of Earnings to Fixed Charges...       4
Use of Proceeds......................       4
Description of Debt Securities.......       4
Plan of Distribution.................      10
Legal Matters........................      11
Experts..............................      11

$500,000,000
CHRYSLER
CORPORATION
7.40% DEBENTURES DUE 2097

CHRYSLER CORPORATION LOGO

SALOMON BROTHERS INC

CHASE SECURITIES INC.
CREDIT SUISSE FIRST BOSTON
GOLDMAN, SACHS & CO.
MERRILL LYNCH & CO.
J.P. MORGAN & CO.
MORGAN STANLEY DEAN WITTER

PROSPECTUS SUPPLEMENT

DATED JULY 15, 1997